Exclusive Intellectual Property License Agreement

This Exclusive Intellectual Property License Agreement (Agreement) is entered into as of October 22, 2026 (the “Effective Date”) by and between Qstak Holding, LLC, a Florida limited liability company (“Qstak”), and SecureTech Innovations, Inc., a Wyoming corporation (“SCTH”). The parties agree as follows:

1 Licensed Assets and Field

1.1 Licensed Assets. “Licensed Assets” means all intellectual property and associated assets owned, controlled, developed, acquired, or licensable by Qstak as of the Effective Date or at any time during the period beginning on the Effective Date and continuing as provided in Section 8 (the “Term”) that relate to, are used in, are necessary or useful to, or were developed for the Qstak platform, Qstak Exchange, or any related product, service, business, or technology, including all items identified in Schedule A, which is incorporated into and made part of this Agreement. “Controlled” means that Qstak has the legal right or practical ability to grant SCTH the rights provided in this Agreement without breaching any obligation to a third party or requiring SCTH to pay any undisclosed incremental consideration. Licensed Assets include all source and object code, repositories and histories, software, documentation, APIs, architecture, specifications, inventions, patent rights, copyrights, trade secrets, know-how, data rights, domain names, trademarks and goodwill, and all updates, upgrades, modifications, enhancements, derivative works, and improvements developed or acquired by or for Qstak during the Term. Schedule A is illustrative and shall not limit the grant by reason of an inadvertent omission. Qstak shall promptly supplement Schedule A to identify additional Licensed Assets, third-party restrictions, and exclusions, but no failure to supplement shall reduce SCTH’s rights in any asset otherwise within this definition. At Closing and at any time thereafter, without additional consideration, Qstak shall promptly execute and deliver, and shall cause its current and former personnel and other Persons under its control to execute and deliver, any further licenses, assignments, confirmatory instruments, consents, powers of attorney, recordable short-form instruments, access authorizations, and other documents and take any other actions reasonably requested by SCTH to effectuate the license and sublicensing rights granted by this Agreement or to evidence, perfect, record, preserve, maintain, protect, or enforce SCTH’s rights in the Licensed Assets. This obligation is continuing, survives Closing and any termination to the extent necessary to preserve rights that survive termination, and shall not be conditioned on any additional payment or consideration.

1.2 Licensed Field. “Licensed Field” means all lawful fields of use worldwide, including the development, operation, hosting, marketing, distribution, licensing, sale, support, and commercialization of the Licensed Assets and any products or services based on, incorporating, or derived from them. Any restriction on the Licensed Field must be expressly stated in this Agreement and specifically accepted in writing by SCTH.

1.3 Additional Definitions. “Affiliate” means, with respect to a Person, any entity that directly or indirectly controls, is controlled by, or is under common control with that Person. “Applicable Law” means all applicable federal, state, local, and foreign laws, rules, regulations, orders, and binding exchange requirements. “Business Day” means any day other than a Saturday, Sunday, or federal holiday in the United States. “Licensed Business” means any business conducted by SCTH or its sublicensees using or exploiting the Licensed Assets in the Licensed Field. “Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, association, governmental authority, or other entity.

2 Exclusive Grant and Ownership

2.1 Grant. Subject to this Agreement, Qstak grants SCTH an exclusive, worldwide license during the Term in the Licensed Field to use, reproduce, modify, create derivative works from, host, perform, display, distribute, make, have made, import, offer for sale, sell, and otherwise exploit the Licensed Assets. The license granted to SCTH is exclusive, including as against Qstak and its Affiliates, and Qstak shall not, directly or indirectly, use, exploit, commercialize, license, sublicense, transfer, or otherwise grant rights in the Licensed Assets within the Licensed Field during the Term, except solely as necessary to perform its obligations to SCTH under this Agreement. Qstak shall not evade or circumvent the exclusivity granted to SCTH by developing, acquiring, using, licensing, commercializing, or transferring any technology, product, service, platform, or asset that is derived from the Licensed Assets, incorporates or was developed using any Licensed Asset or SCTH Confidential Information, or is a modification, update, enhancement, derivative work, or substantially similar or functionally equivalent implementation of a Licensed Asset.

2.2 Sublicenses. SCTH may grant sublicenses through one or more tiers to the contemplated joint venture entity (the “JV Entity”), SCTH affiliates, acquirers, financing sources, contractors, service providers, distributors, resellers, customers, end users, and other persons as SCTH determines appropriate to exploit the Licensed Assets in the Licensed Field. SCTH may determine the form, scope, term, and economics of such sublicenses, provided no sublicense grants rights broader than SCTH holds under this Agreement. Before entering into a material commercial sublicense with an unaffiliated third party, SCTH shall consult in good faith with Qstak and Craft Capital, but neither Qstak nor Craft Capital shall have any approval or veto right over such sublicense. Any royalty or other continuing payment specifically attributable to the grant of sublicense rights shall be paid to the JV Entity and distributed to its members in accordance with Section 6.1 of the JV Entity’s operating agreement. SCTH shall not be liable to Qstak for an independent act or omission of a sublicensee except to the extent directly caused by SCTH’s willful misconduct. Formation, ownership, governance, funding, and distributions of the JV Entity are governed solely by separate signed documents.

2.3 Ownership and Improvements. Qstak retains legal title to the Licensed Assets existing as of the Effective Date, subject in all respects to the exclusive rights granted to SCTH. SCTH owns all technology, modifications, derivative works, configurations, integrations, enhancements, and improvements created by or for SCTH, excluding only the preexisting Qstak intellectual property embodied therein. To the extent Qstak or its personnel create any improvement, update, enhancement, derivative work, or other development relating to a Licensed Asset during the Term, Q Stak shall own such development, but it shall automatically become a Licensed Asset subject to SCTH’s exclusive license under this Agreement without additional consideration. Qstak receives no implied license to SCTH-owned technology or improvements. Any jointly developed intellectual property shall be owned as expressly agreed in writing before development begins; absent such agreement, each party shall retain ownership of its preexisting intellectual property, and any jointly developed improvement to the Licensed Assets shall automatically constitute a Licensed Asset subject to SCTH’s exclusive license. Qstak shall execute further instruments reasonably requested by SCTH to confirm, perfect, or record SCTH’s licensed rights in such developments. Qstak shall not contest, challenge, or assist any Person in contesting or challenging SCTH’s rights in any Licensed Asset or development subject to this Agreement. Any intellectual property created by or for the JV Entity shall be governed by the JV Entity’s separately executed agreements; Qstak shall not assert any ownership interest in such intellectual property except as expressly provided in a writing signed by SCTH.

2.4 Marks. SCTH may use all Qstak names, trademarks, service marks, logos, trade dress, domain names, and other source identifiers included in the Licensed Assets in connection with the Licensed Business. All goodwill arising from use of a Qstak mark accrues to Qstak. SCTH shall maintain the quality of goods and services offered under Qstak marks at a level at least substantially consistent with the quality of comparable goods and services offered under those marks as of the Effective Date. Any additional quality-control standards imposed by Qstak must be reasonable, objective, written, supplied in advance, consistently applied, and may not materially interfere with SCTH’s commercialization, branding, customer relationships, or operations. Any proposed use submitted to Qstak for review shall be deemed approved unless Qstak objects in reasonable detail within five Business Days.

3 Consideration

3.1 Aggregate License Consideration. In consideration of the exclusive license granted under this Agreement, SCTH shall provide aggregate stated license consideration of Twenty-Two Million Dollars ($22,000,000) through four equity tranches (each, a “Tranche”), subject to the pricing, issuance-volume, ownership-cap, securities-law, exchange-rule, and other adjustment mechanics set forth in this Section 3. The stated dollar value of each Tranche is fixed unless SCTH and Qstak otherwise agree in a signed writing. The Tranches are as follows:

Tranche	Trigger	Stated Value	Series B Preferred Shares
1	Closing	$6,000,000	600
2	Commercial Launch	$3,000,000	300
3	$7,500,000 Annual Gross Revenue in any trailing twelve-month period	$6,500,000	650
4	$15,000,000 Annual Gross Revenue in any trailing twelve-month period	$6,500,000	650

3.2 Definitions Applicable to Section 3.

3.2(a) “Closing.” “Closing” means the date on which this Agreement has been duly executed and delivered by both Parties, SCTH has filed the Certificate of Designation with the Wyoming Secretary of State and delivered a complete copy to Qstak, SCTH has authorized, reserved, and kept unissued sufficient Series B Preferred to satisfy all earned Tranches subject to Sections 3.6 and 3.8, Qstak has fully completed the deliveries and access required by Section 4, Qstak has delivered a complete and accurate Schedule A identifying all material Licensed Assets, third-party materials, open-source obligations, liens, restrictions, contributor rights, and pending or threatened claims, all required third-party consents and lien releases have been obtained and delivered, and Qstak is not then in material breach of this Agreement. Before and after Closing, SCTH shall maintain sufficient authorized and unissued Series B Preferred to satisfy each Tranche as earned, subject to Sections 3.6 and 3.8. Satisfaction of the foregoing conditions shall be determined by SCTH in good faith. If Closing has not occurred on or before December 31, 2026 (the “Outside Date”), SCTH may, in its sole discretion, (i) waive any unsatisfied condition to Closing to the extent legally permissible, (ii) extend the Outside Date by written notice to Qstak, or (iii) terminate this Agreement by written notice without liability for any unearned Tranche. Failure to satisfy the Closing conditions by the Outside Date shall not cause Closing to occur automatically or limit SCTH’s rights or remedies for any breach by Qstak.

3.2(b) “Commercial Launch.” “Commercial Launch” means the first bona fide commercial launch of the Qstak Exchange for use by unaffiliated third-party customers in the ordinary course of business, as determined by SCTH in good faith, excluding any alpha, beta, testnet, pilot, demonstration, internal-use, limited-user, or other pre-commercial release.

3.2(c) “Annual Gross Revenue.” “Annual Gross Revenue” means gross revenue actually received by the JV Entity from bona fide unaffiliated third-party customers from the commercial exploitation of the Licensed Assets during the applicable trailing twelve-month period, determined in accordance with the JV Entity’s consistently applied accounting practices, excluding sales, use, value-added and similar taxes, refunds, rebates, chargebacks, credits, pass-through amounts, intercompany transactions, financing proceeds, investment proceeds, and other non-operating receipts.

3.2(d) “License Shares.” “License Shares” means shares of SCTH Series B Preferred having the rights, preferences, limitations, and restrictions set forth in the Certificate of Designation, issued or issuable in satisfaction of a Tranche.

3.2(e) “Certificate of Designation.” “Certificate of Designation” means SCTH’s certificate of designation for the Series B Preferred filed with the Wyoming Secretary of State before Closing, as amended in accordance with its terms and Applicable Law, which refers to this Agreement as the “License Agreement.”

3.2(f) “Stated Value.” “Stated Value” means ten thousand dollars ($10,000) per share of Series B Preferred, as specified in Section 2 of the Certificate of Designation.

3.2(g) “Recipient.” “Recipient” means Qstak or another Person that SCTH has expressly agreed in writing may receive License Shares.

3.3 Fixed Series B Issuance; Full Satisfaction. For each Tranche, the number of License Shares equals the applicable Tranche’s stated dollar value divided by the $10,000 Stated Value, rounded to the nearest whole share, as shown in Section 3.1. The number of License Shares is fixed and shall not be adjusted by reference to the market price, VWAP, trading price, valuation, listing status, or other market measure of any SCTH security. Qstak acknowledges that holders of Series B Preferred have no right to convert their shares at the holder’s option and no right to require SCTH to redeem or repurchase them. After a minimum period of one (1) year from the date of issue of a Series B Preferred share, SCTH may, but is not required to, redeem that share solely into Series A Preferred at the sole discretion of SCTH’s Board, at a number of Series A Preferred shares determined by dividing the Stated Value by the Series A Redemption Value, where the Series A Redemption Value equals the VWAP multiplied by the Series A Ratio multiplied by one (1) minus the Valuation Discount, subject to the Redemption Limit of 0.27 shares of Series A Preferred per Series B Preferred share and an aggregate maximum of 594 Series A Preferred shares for all 2,200 authorized Series B Preferred shares. Any Series A Preferred issued at the Redemption Limit is in full satisfaction of the Series B Preferred shares redeemed, and SCTH has no further obligation in cash, securities, or otherwise. Issuance and irrevocable delivery of the stated number of Series B Preferred shares for a Tranche fully satisfies that Tranche, and SCTH has no further obligation with respect to that Tranche except as expressly provided in this Agreement or the Certificate of Designation.

3.4 Ownership Cap and Deferred Issuance. Notwithstanding any other provision of this Agreement, no License Shares shall be issued to a Recipient if, immediately after the issuance, that Recipient and any persons whose holdings must be aggregated with that Recipient would beneficially own or control in excess of 9.9% of SCTH’s total voting power, determined by including the votes attributable to all outstanding securities, including 2,700 votes per share of Series B Preferred, and all securities that the holder has the right to acquire, and by aggregating holdings in accordance with Section 13(d) of the Securities Exchange Act of 1934 and the applicable rules thereunder to the extent applicable (the “Ownership Cap”). Any License Shares that are earned but cannot then be issued because of the Ownership Cap, a stockholder-approval requirement, an applicable exchange rule, Applicable Law, a change-of-control or voting-power limitation, or any circumstance addressed in Section 3.8 shall remain earned and shall be carried forward and issued promptly when issuance is permitted, without interest and without increasing the stated dollar value of the applicable Tranche. Any such deferral, delay, reduction, restructuring, or use of alternative lawful consideration permitted by this Section 3 shall not constitute nonpayment, default, breach, or a termination event under Section 8.

3.5 No Price-Based Acceleration. If the closing price of SCTH’s common stock equals or exceeds $40.00 per share for fifteen consecutive Trading Days, any remaining unearned Tranches may become earned only if Qstak has fully performed its material obligations under this Agreement, is not then in material breach, and Commercial Launch has occurred. Any issuance with respect to an accelerated Tranche shall remain subject to the pricing, issuance, ownership-cap, securities-law, corporate-approval, and exchange requirements of this Agreement, and SCTH shall not be required to make any cash payment in lieu of shares unless SCTH elects to do so. No other increase in SCTH’s trading price, market capitalization, enterprise value, financing valuation, or other market value shall accelerate any payment or issuance obligation.

3.6 Securities and Exchange Compliance. Each issuance of License Shares, including each issuance of Series B Preferred, shall be made only to the extent SCTH determines, after consultation with its securities counsel, that the issuance may lawfully be made under Applicable Law, the Certificate of Designation, applicable corporate approvals, and the rules of any national securities exchange on which any SCTH security is then listed, including rules relating to beneficial ownership, voting power, change of control, and stockholder approval. Nothing in this Agreement requires SCTH to seek stockholder approval, amend its organizational documents, incur material expense, jeopardize its listing, or issue shares in a manner that SCTH or its securities counsel determines could violate or adversely affect compliance with Applicable Law, the Certificate of Designation, or applicable listing standards. If any earned Series B shares cannot then be issued, SCTH may defer issuance until legally permitted or, with Qstak’s prior written consent, restructure the issuance or use other lawful equity consideration selected by SCTH having a value no less than the applicable Tranche’s Stated Value and no greater dilution or adverse effect on SCTH than issuance of the Series B shares otherwise required for that Tranche. SCTH shall not be required to pay cash in lieu of License Shares unless SCTH elects to do so in its sole discretion. No action or inaction permitted by this Section 3.8, including any deferral pending legal, regulatory, exchange, stockholder, change-of-control, voting-power, or third-party approval, shall constitute nonpayment, default, breach, or a termination event under Section 8.

3.7 No Running Royalty. Except for the equity consideration expressly provided in this Section 3 and royalties or other continuing payments specifically attributable to sublicenses that are payable to the JV Entity under Section 2.2, no running royalty, sublicense fee, or additional license fee shall be payable to Qstak in connection with SCTH’s own use, exploitation, or commercialization of the Licensed Assets.

3.8 No JV Ownership Created by Agreement. For the avoidance of doubt, this Agreement does not itself create, issue, transfer, vest, or grant to Qstak, SCTH, or any other Person any membership interest, equity interest, voting right, governance right, profit interest, distribution right, or other economic or ownership interest in the JV Entity. Any such interest or right shall arise solely under the JV Entity’s separately executed certificate of formation, operating agreement, subscription or contribution agreements, and other governing documents, and only upon satisfaction of the conditions stated in those documents. Nothing in this Agreement obligates SCTH to cause the JV Entity to issue any ownership interest to Qstak except as expressly provided in a separately executed agreement signed by SCTH.

4 Delivery and Assistance

At or before Closing, Qstak shall deliver to SCTH complete, current, usable copies of and administrative access to all Licensed Assets, including source code, object code, repositories and complete version histories, build and deployment materials, documentation, architecture materials, credentials, keys, domain and hosting accounts, test materials, data schemas, and all third-party and open-source component information. Qstak shall also deliver a complete and accurate written inventory of all repositories, domains and registrars, contributor agreements, third-party and open-source components and applicable licenses, trademark and copyright applications and registrations, material contracts affecting the Licensed Assets, liens and encumbrances, and all material restrictions or claims affecting ownership, use, sublicensing, transfer, or commercialization. Delivery must be sufficient for SCTH and its designees to build, operate, maintain, modify, secure, and commercialize the Licensed Assets without material dependence on Qstak. Qstak shall not retain any undisclosed credential, disabling mechanism, administrative control, or access right that could impair SCTH’s use. Qstak shall provide transition and knowledge-transfer assistance to SCTH during the Term of this Agreement at no additional charge, including reasonable access to knowledgeable personnel. SCTH may copy, inspect, test, migrate, secure, and modify all delivered materials within the license.

5 Confidentiality and Enforcement

5.1 Confidentiality. “Confidential Information” means all nonpublic information disclosed or made available by or on behalf of a Party, whether before or after the Effective Date and whether oral, written, electronic, visual, or in any other form, including technical, source-code, security, product, development, business, financial, customer, supplier, pricing, strategic, and other proprietary information, and all trade secrets, whether or not marked or identified as confidential. Each Party shall protect the other Party’s Confidential Information using at least commercially reasonable care and shall use such information solely to perform its obligations or exercise its rights under this Agreement. Disclosure shall be limited to employees, contractors, professional advisers, Affiliates, financing sources, investors, permitted sublicensees, customers, service providers, and potential acquirers who have a need to know and are subject to confidentiality obligations appropriate to the circumstances and at least as protective as those contained herein where reasonably applicable. These obligations shall not apply to information that the receiving Party demonstrates is or becomes publicly available through no breach of this Agreement, was lawfully known without restriction before disclosure, is lawfully received from a third party without a duty of confidentiality, or is independently developed without use of the disclosing Party’s Confidential Information. Disclosure required by law is permitted, provided that the receiving Party gives prompt notice where legally permitted and reasonably cooperates in seeking confidential treatment. With respect to each Party, obligations concerning trade secrets shall continue for so long as the information qualifies as a trade secret under applicable law. Obligations concerning all other Confidential Information shall continue during the Term and for five (5) years thereafter.

5.2 Enforcement. SCTH has the first and exclusive right, but not the obligation, to investigate, prosecute, defend, settle, or otherwise enforce any claim involving infringement, misappropriation,

dilution, unauthorized use, or other violation of the Licensed Assets in the Licensed Field, including, to the maximum extent permitted by law, claims that accrued before the Effective Date. To the extent an accrued claim is assignable, Qstak hereby assigns to SCTH all right, title, and interest in and to such claim to the extent within SCTH’s licensed rights, together with the right to recover damages and other relief. Qstak shall promptly notify SCTH of suspected violations and, at SCTH’s request and Qstak’s expense, provide documents, witnesses, assignments, powers of attorney, and joinder reasonably necessary for enforcement, and shall join any action when reasonably necessary to establish standing or obtain complete relief. SCTH controls counsel, strategy, settlement, and disposition of any such matter, provided SCTH may not impose an admission of wrongdoing or affirmative nonmonetary obligation on Qstak without Qstak’s consent, not to be unreasonably withheld. Recoveries shall first reimburse SCTH’s and its designees’ costs and attorneys’ fees, and the balance shall belong to SCTH or the JV Entity as SCTH directs. If SCTH elects not to proceed, Q Stak may do so only with SCTH’s prior written consent and on terms that do not impair SCTH’s rights.

6 Representations and Warranties

6.1 Q Stak Representations and Warranties. Qstak represents and warrants, without knowledge qualification except where expressly stated, that: (a) it is duly organized, has full authority to enter into and perform this Agreement, and this Agreement is binding upon it; (b) it exclusively owns, or possesses valid and fully sublicensable rights to, all Licensed Assets free and clear of liens, claims, restrictions, and conflicting rights except as specifically disclosed in Schedule A; (c) Schedule A accurately identifies all material third-party materials, open-source obligations, liens, restrictions, and pending or threatened claims; (d) all current and former founders, employees, contractors, and other contributors have executed enforceable confidentiality and invention-assignment agreements sufficient to vest all necessary rights in Qstak; (e) Qstak has not granted and will not grant any right inconsistent with SCTH’s exclusive rights; (f) the Licensed Assets as delivered and their authorized use do not infringe, misappropriate, or otherwise violate any third-party intellectual property right; (g) the source code and documentation delivered are complete in all material respects and sufficient to build, deploy, operate, maintain, and modify the Licensed Assets; (h) the Licensed Assets contain no undisclosed malicious code, disabling device, time bomb, or known material security vulnerability; and (i) Qstak has complied in all material respects with laws and contractual obligations governing the Licensed Assets. Qstak shall obtain all required third-party consents and release all conflicting liens before the Effective Date. These representations and warranties survive Closing and any investigation by SCTH, and no qualification or statement in Schedule A shall limit them except to the extent the specific matter is expressly identified in Schedule A as an agreed exception to a stated representation or warranty.

6.2 Qstak Investment Representations. Qstak represents and warrants to SCTH that: (a) it is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933; (b) it is acquiring the License Shares for its own account and not with a view to distribution or resale; (c) it understands that the Series B Preferred are restricted securities, have not been registered under the Securities Act or applicable state securities laws, and may not be transferred except as permitted by the Certificate of Designation and Applicable Law; (d) it will accept any restrictive legend or book-entry notation required by the Certificate of Designation or Applicable Law; (e) it will not sell, assign, pledge, or otherwise transfer any Series B Preferred except with the prior written consent of SCTH’s Board or to an Affiliate that agrees in writing to be bound by the Certificate of Designation, in each case as provided in Section 10 of the Certificate of Designation; (f) it has received and reviewed the Certificate of Designation and understands the rights, preferences, limitations, and restrictions of the

Series B Preferred, including the absence of any holder conversion or redemption right, the Board’s sole discretion over any redemption into Series A Preferred, and the Redemption Limit; and (g) it has made its own independent evaluation of the merits and risks of acquiring the License Shares and has not relied on SCTH or any representation or warranty other than those expressly set forth in this Agreement.

7 Indemnification and Liability

7.1 Indemnification by Qstak. Qstak shall defend, indemnify, and hold harmless SCTH, the JV Entity, their affiliates, sublicensees, financing sources, customers, and each of their respective officers, directors, employees, agents, successors, and assigns from and against all claims, losses, liabilities, damages, judgments, settlements, penalties, costs, and reasonable attorneys’ fees arising out of or relating to: (a) any breach by Qstak of this Agreement or any representation, warranty, or covenant; (b) any allegation that a Licensed Asset or its authorized use infringes, misappropriates, or violates a third-party right; (c) any claim that Qstak lacked sufficient ownership or authority to grant the rights provided here; (d) any act or omission of Qstak or its personnel occurring before or after the Effective Date relating to the Licensed Assets; (e) any undisclosed lien, license, contributor claim, open-source obligation, tax, broker claim, or other encumbrance attributable to Qstak; or (f) Qstak’s negligence, gross negligence, willful misconduct, violation of law, or data-security breach. Qstak shall control the defense with counsel reasonably acceptable to SCTH, but SCTH may participate with counsel of its choosing at Qstak’s expense where a conflict exists or where injunctive or reputational relief is sought. No settlement may impose liability, admission, restriction, payment, or other obligation on an indemnified party without SCTH’s prior written consent. SCTH has no indemnification obligation to Qstak except for third-party claims finally determined to have resulted solely from SCTH’s willful misconduct or knowing violation of law.

7.2 Remedies; Liability Allocation. If any Licensed Asset is or is likely to become subject to a claim, restriction, injunction, loss of rights, or material impairment, Qstak shall, at SCTH’s option and Q Stak’s expense, promptly: (a) procure for SCTH and its sublicensees the right to continue using the affected Licensed Asset; (b) replace or modify it so that it is noninfringing and functionally equivalent or better; or (c) if neither remedy is commercially acceptable to SCTH, reimburse SCTH for the value, measured at the applicable Stated Value, of the consideration attributable to the affected Licensed Asset and all reasonable transition costs, without limiting SCTH’s other remedies. Qstak’s liability for fraud, willful misconduct, breach of exclusivity, breach of confidentiality, infringement or misappropriation, indemnification obligations, title or authority defects, security breaches, or failure to deliver the Licensed Assets is uncapped. SCTH shall not be liable for indirect, incidental, special, consequential, exemplary, or punitive damages, lost profits, loss of enterprise value, or diminution in value, and SCTH’s aggregate liability for all other claims shall not exceed the aggregate Stated Value of Series B Preferred shares actually issued and irrevocably delivered to Qstak under this Agreement as of the event giving rise to the claim, measured at $10,000 per share, or, for any alternative equity consideration consented to under Section 3.8, its agreed equivalent value.

8 Term and Termination

8.1 Term. The Term begins on the Effective Date and continues perpetually unless terminated by SCTH under this Section. Qstak may terminate SCTH’s license only for SCTH’s material and uncured failure to deliver Series B Preferred shares that are then legally issuable and indisputably due under Section 3, calculated at the applicable Tranche’s Stated Value, and only after Qstak provides detailed written notice and SCTH fails to cure within 90 days. A deferral, delay, reduction, restructuring, alternative lawful form of consideration, or other action expressly permitted by Section

3, including any circumstance arising from the Ownership Cap, Applicable Law, securities counsel advice, exchange rules, stockholder-approval requirements, change-of-control or voting-power limitations, or regulatory requirements, shall not constitute nonpayment, default, breach, or a termination event. If a cure requires stockholder, regulatory, exchange, or other third-party approval, SCTH receives such additional time as is reasonably necessary while diligently pursuing approval. No dispute concerning Stated Value, the number or timing of Series B shares, issuance mechanics, market rules, or the Ownership Cap constitutes a termination event while being addressed in good faith. Upon SCTH’s issuance and irrevocable delivery of the full aggregate stated license consideration actually earned under Section 3, measured by the stated number of Series B Preferred shares issued at the Stated Value, Qstak shall have no further right to terminate the license for nonpayment, and the license shall thereafter be perpetual, irrevocable, fully paid-up, and nonterminable by Qstak. SCTH may terminate this Agreement, in whole or in part, for Qstak’s breach if not cured within 20 days after notice, immediately for fraud, willful misconduct, breach of exclusivity, title defect, infringement risk, material security issue, or unauthorized encumbrance, or for convenience on 30 days’ written notice. The Parties acknowledge that the rights and licenses granted to SCTH constitute rights to “intellectual property” within the meaning of 11 U.S.C. § 101(35A) to the maximum extent applicable and that SCTH is entitled to all protections available under 11 U.S.C. § 365(n). To the fullest extent permitted by law, rejection of this Agreement in bankruptcy constitutes a breach and shall not rescind, revoke, or terminate the licenses or other rights previously granted to SCTH, including rights in trademarks and other rights not included within 11 U.S.C. § 101(35A).

8.2 Effect of Termination. If SCTH terminates this Agreement because of Qstak’s breach, fraud, title defect, infringement, breach of exclusivity, or other wrongful act, SCTH may elect to terminate Q Stak’s remaining rights and obligations under this Agreement while retaining the licenses and sublicensing rights granted to SCTH, in which event those licenses and all sublicenses then in effect shall continue perpetually, irrevocably, worldwide, and fully paid, with no further consideration owed to Q Stak except consideration already earned and legally issuable before termination. If SCTH terminates for convenience, SCTH and its sublicensees may continue to service existing customers and complete existing contracts for their full stated terms and may conduct an orderly wind-down for up to 24 months. Any Tranche that became earned before the effective date of a termination for convenience shall remain payable or issuable only as Series B Preferred shares that are legally issuable under Section 3, with each share valued at the Stated Value, subject in all respects to the stated Tranche share count, Ownership Cap, securities-law, exchange-rule, change-of-control and voting-power compliance, deferral, restructuring, and other issuance mechanics of Section 3; no Tranche or portion of a Tranche that was unearned as of the effective date of termination shall become earned, accelerate, or otherwise become payable solely because of termination. Q Stak may not terminate or interfere with any end-user, customer, distributor, service-provider, financing-source, or JV sublicense that SCTH designates to survive, provided the surviving sublicense remains within the rights originally granted. Termination does not affect accrued rights, ownership of SCTH improvements, confidentiality, indemnification, limitations of liability, enforcement rights, or any provision intended to survive.

8.3 Insolvency; Operational Continuity. Upon Qstak’s insolvency, filing of or consent to any bankruptcy or insolvency proceeding, assignment for the benefit of creditors, cessation or threatened cessation of material operations relating to the Licensed Assets, appointment of a receiver or similar fiduciary over material Licensed Assets, or any circumstance reasonably likely to impair SCTH’s continued access to or use of the Licensed Assets, Qstak shall immediately deliver to SCTH, or cause SCTH to be given control of, all then-current source code, repositories, credentials, keys, domain and registrar access, hosting and cloud accounts, build and deployment materials, documentation, and other operational materials necessary for SCTH and its designees to exercise the licensed rights without interruption. Qstak authorizes SCTH to provide this Section to any applicable service provider, registrar, repository host, cloud provider, or custodian as evidence of SCTH’s contractual right to continuity of access, subject to Applicable Law and such provider’s applicable procedures. The rights in this Section are cumulative and do not limit SCTH’s rights under Sections 4, 8.1, 8.2, 9.3, or 11 U.S.C. § 365(n).

9 General Terms

9.1 Governing Law; Exclusive Forum. Wyoming law governs without regard to conflict-of-law rules. At SCTH’s election, any action arising out of or relating to this Agreement shall be brought exclusively in the state or federal courts located in Wyoming or in the jurisdiction of SCTH’s then-current principal place of business. Qstak irrevocably submits to the jurisdiction and venue of the forum selected by SCTH and waives any objection based on venue, forum non conveniens, or similar grounds.

9.2 Notices. Notices must be sent by nationally recognized tracked delivery service and by email to the addresses in Schedule C. A notice is effective on the earliest of: (a) actual receipt; (b) refusal of delivery; (c) one Business Day after confirmed delivery by a tracked overnight service; or (d) for email, when transmitted without an automated delivery-failure or bounce-back notice, provided that a copy is also sent by tracked delivery service.

9.3 Assignment; Successors; Encumbrances. SCTH may assign, delegate, transfer, pledge, or otherwise dispose of this Agreement or any right hereunder, in whole or in part, without Qstak’s consent, to an Affiliate, the JV Entity, financing source, successor, acquirer, or other transferee of all or any material portion of the Licensed Business or related assets. Qstak may not assign this Agreement, transfer any Licensed Asset, undergo a change of control affecting the Licensed Assets, or create any lien or encumbrance inconsistent with SCTH’s rights without SCTH’s prior written consent. Any permitted purchaser, successor, secured party, or transferee shall take the Licensed Assets expressly subject to SCTH’s rights under this Agreement and shall assume Qstak’s applicable obligations in writing. Any purported transaction in violation of this Section is void as against SCTH. Qstak shall execute, and authorizes SCTH to file or record, a memorandum or short-form notice of this exclusive license where SCTH reasonably determines that filing or recordation would preserve or protect SCTH’s rights.

9.4 Amendments; Waivers. Amendments and waivers require a writing signed by SCTH and Q Stak. No waiver by SCTH is continuing unless expressly stated, and no delay or failure to exercise a right constitutes a waiver.

9.5 Independent Contractors; No Third-Party Beneficiaries. The Parties are independent contractors. Except for indemnified parties and permitted sublicensees whose rights are expressly protected under this Agreement, no Person is an intended third-party beneficiary of this Agreement.

9.6 Force Majeure. Force majeure does not excuse Qstak’s obligations to preserve, secure, maintain, or deliver the Licensed Assets or to comply with this Agreement’s confidentiality and exclusivity provisions.

9.7 Entire Agreement. This Agreement, Schedule A, and Schedules B and C constitute the entire agreement between the Parties solely with respect to the license of the Licensed Assets and supersede all prior or contemporaneous proposals, discussions, negotiations, understandings, agreements, and writings, whether oral or written, relating to that licensing subject matter. In any conflict between this

Agreement and a JV sublicense, this Agreement controls as between Qstak and SCTH, but SCTH may grant the JV Entity greater operational flexibility with respect to all rights granted to SCTH under this Agreement.

9.8 Cumulative Remedies; Equitable Relief. All rights and remedies of SCTH are cumulative and not exclusive. Qstak acknowledges that a breach of Sections 1, 2, 4, 5, 6, or 9 may cause irreparable harm and that SCTH may obtain specific performance and injunctive relief without proving actual damages or, to the fullest extent permitted by law, posting a bond.

9.9 Severability; Construction; Headings. If any provision is held invalid or unenforceable, it shall be enforced to the maximum extent permitted and the remaining provisions shall remain in effect. This Agreement shall be construed according to its terms without any presumption against the Party that drafted it. Headings are for convenience only and do not affect interpretation.

9.10 Further Assurances; Survival. Qstak shall, at Closing and at any time thereafter, without additional consideration, execute and deliver all further documents and instruments and take all further actions reasonably requested by SCTH to consummate, effectuate, confirm, evidence, perfect, record, preserve, maintain, protect, or enforce the license, sublicenses, assignments, ownership rights, access rights, and other rights contemplated by this Agreement, including any confirmatory license, short-form license, assignment, consent, power of attorney, filing, recordation, access authorization, or instrument reasonably required by SCTH, a sublicensee, financing source, acquirer, registrar, governmental authority, or intellectual-property office. Qstak shall cause its personnel and other Persons under its control to cooperate in the same manner. This covenant is continuing and survives Closing and any termination to the extent necessary to preserve rights that survive termination. Without limiting Section 8.2, Sections 1, 2.3, 2.4, 3 with respect to accrued or earned consideration, 5, 6, 7, 8.2, and 9, and all provisions that by their nature are intended to survive, shall survive termination or expiration.

9.11 Counterparts; Electronic Signatures. This Agreement may be signed in counterparts, each of which is deemed an original and all of which together constitute one instrument. Electronic signatures and electronically transmitted counterparts are effective as originals.

Signatures

QSTAK HOLDING, LLC

By: ______________________________
Name: Ricky Weiner
Title: General Manager
Date: _____________________________

SECURETECH INNOVATIONS INC.

By: ______________________________
Name: J. Scott Sitra
Title: President and Chief Executive Officer
Date: _____________________________

SCHEDULE A

QSTAK Licensed Intellectual Property Schedule

ID	Licensed IP and Included Materials	Reported Stage or Qualification
IP01	QstakChain blockchain software EVM network configuration, deployment materials, related source code/documentation and any documented company modifications, to the extent controlled by QSTAK.	Mainnet and testnet are reported operating. Post-quantum security is planned, not implemented.
IP02	QSTAK Exchange and DEX materials Existing exchange platform designs, specifications, interfaces, software and documentation; separately, QSTAK DEX contracts and related interface materials.	The technical draft reports DEX on testnet only and the securities exchange not built; no production securities exchange is represented.
IP03	QSTAK Wallet iOS and Android wallet applications, Chrome browser extension, related company-developed source code, designs and documentation.	Apps and extension are reported available; specific release/build identifiers are not yet provided.
IP04	Block explorer Company-developed explorer interfaces, customizations, configurations and documentation for qstakscan.com and the testnet explorer.	Mainnet and testnet explorers are reported operating.
IP05	Token, launch and operations portals Software, source code, interfaces and documentation for token.qstak.network, its operations portal and launch.qstak.network.	Portals are reported working; the technical draft notes outstanding fixes.
IP06	Token-related technology Native-coin-related software/configuration; separately, the Qstak Token ERC-20 contract v1.0 design, draft code/specifications and distribution/vesting documentation.	The native coin is reported live. The separate 50-million-token ERC-20 design remains a draft with pre-deployment steps pending.
IP07	Domain names qstakchain.com; qstakscan.com; qstak.network; qstak.net; qstakcrypto.com; qstak.exchange; qstak.app.	The license includes the domain rights and administrative control within Qstak’s ownership or Control; the listed domain names are not themselves representations of transfer registration.
IP08	Brands and copyright materials Names QSTAK, QstakChain, QSTAK Wallet, QSTAK DEX and Qstakscan; QSTAK Blockchain logo variants; associated artwork, software and documentation copyrights.	This identifies the materials, not any trademark or copyright registration. Registration particulars have not been established from the supplied records.

IP09	Trade secrets and know-how Identifiable confidential technical configurations, deployment methods, architecture/design materials and operational know-how associated with the foregoing assets.	Specific confidential implementation details are not reproduced in this schedule.

Patent status. As of October 1, 2026, Qstak advises that no patents or patent applications have been filed. Any patent or patent-application rights filed, acquired, or Controlled by Qstak during the Term that relate to the Licensed Assets automatically constitute Licensed Assets under Section 1.1.

Third-party components. Third-party and open-source components remain subject to their applicable third-party licenses, but only to the extent specifically disclosed in Schedule A or otherwise disclosed to SCTH in writing. Nothing in this Schedule A limits Qstak’s obligations under Sections 1, 4, 6, or 7.

Schedule B Transition Assistance and Administrative Matters

The license consideration is stated exclusively in Section 3 of this Agreement. Qstak shall provide the transition and knowledge-transfer assistance required by Section 4 for the Term of this Agreement at no additional charge to SCTH. Nothing in this Schedule B modifies the Tranche values, the $10,000 Stated Value, the fixed Series B Preferred share counts, the Certificate of Designation, the Ownership Cap, or other securities and issuance terms stated in Section 3.

Schedule C Notices

Qstak notice address and email: 3101 Highway 421, Suite A, Bristol, TN 37620; email: rcw@qstakchain.com.

SCTH notice address: 2355 Highway 36 West, Suite 400, Roseville, MN 55113; email: ssitra@securetechinnovations.com.